Exhibit 10.22

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT dated December 15, 2016.

BETWEEN:

NOVAGOLD RESOURCES INC.

(“Novagold”)

AND:

NOVAGOLD USA, INC.

(“Novagold USA”)

AND:

DAVID DEISLEY

(the “Executive”)

WHEREAS:

A.	Novagold and the Executive entered into a written contract of employment dated September 4, 2012 (the “Canadian Agreement”).

B.	Novagold USA and the Executive entered into a written contract of employment also dated September 4, 2012 (the “US Agreement”).

C.	Novagold, Novagold USA and the Executive have mutually agreed to amend certain terms of the Canadian Agreement and the US Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.                            Effective January 1, 2017 the Executive shall dedicate 75% of his working time to providing services to Novagold and Novagold USA.

2.                            The Executive shall provide Novagold and Novagold USA with a rolling 4 week schedule indicating 15 of each 20 work days he will provide services to Novagold and Novagold USA. It is understood that this schedule may be subject to change based on the business needs of Novagold and Novagold USA. It is also understood that the Executive will address time sensitive matters on days where he may not be scheduled to provide services to Novagold and Novagold USA.

3.                            During the terms of this Amendment Agreement, the Executive shall be paid 75% of his annual salary as set out in the Canadian Agreement and US Agreement, as adjusted from time to time. It is also understood the Executive’s entitlement to any payment under the Annual Incentive Program will be adjusted to reflect his reduced scope of work.

4.                            Any party may terminate this Amendment by providing 30 days written notice to the other parties. Upon the termination of this Amendment Agreement the Executive shall return to full time work and full time remuneration.

5.                            Novagold and Novagold USA acknowledge that the Executive may provide services to other companies or organizations during the 25% of his working time he will not be providing services to Novagold or Novagold USA. However, the Executive acknowledges that his obligations not to engage in any activities that would be in conflict of interest with his duties to Novagold or Novagold USA, as set out in Novagold USA’s Employee Guide 2016, remain in full force and effect.

6.                            During the term of this Amendment Agreement, in the event that the Executive’s employment is terminated pursuant to either Section 6 or 7 of the Canadian Agreement and/or US Agreement then the annual salary in effect at that time shall be used to determine the Executive’s entitlements under both the Canadian Agreement and the US Agreement.

7.                            All terms and conditions in the Canadian Agreement and US Agreement that are not amended by operation of this Amendment Agreement shall remain in full force and effect.

8.                            This Amendment Agreement (including the recitals hereto) shall be read together with the Canadian Agreement and the US Agreement together shall be construed together and constitute one instrument.

NOVAGOLD RESOURCES INC.

Per:	/s/ Greg A. Lang
Authorized Signatory

NOVAGOLD USA, INC.

Per:	/s/ Greg A. Lang
Authorized Signatory

SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
)
/s/ Tricia F. Pannier	)	/s/ David Deisley
Witness	)	DAVID DEISLEY
Tricia F. Pannier	)
Name	)
201 South Main, Suite 400)
Address	)
Salt Lake City, UT 84111)
Director, HR, Corporate & Regulatory Compliance	)
Occupation	)